UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2015

Superconductor Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-21074	77-0158076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 Ward Drive, Santa Barbara, CA		93111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 690-4500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On February 14, 2015, Superconductor Technologies Inc. (the “Company”) entered into Warrant Exercise Agreements with certain holders of outstanding warrants to purchase an aggregate of 916,857 shares of common stock in the Company. The warrants are certain of the Term B warrants originally issued as part of an underwritten public offering by the Company that closed on August 9, 2013. Pursuant to the terms of the Warrant Exercise Agreements, the exercise price of the warrants being exercised was adjusted, immediately prior to their exercise, to $2.00 per share down from $2.57.

The Company expects to receive aggregate gross proceeds of approximately $1.83 million from the exercises under the Warrant Exercise Agreements. In connection with the Warrant Exercise Agreements, the Company engaged H.C. Wainwright & Co., LLC to act as the Company’s financial advisor. The Company has agreed to pay H.C. Wainwright a cash fee equal to seven percent (7%) of the aggregate gross proceeds raised from the warrant exercises and to issue a five-year warrant to purchase five percent (5%) of the number of shares so exercised at an exercise price equal to 110% of the closing price of the common stock on February 13, 2015.

The original warrants issued by the Company and the shares of common stock issued upon exercise of the warrants were issued in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”). The warrant issued to H.C. Wainwright was¸ and the common stock issuable upon exercise of the warrants will be, issued in a private placement in reliance upon the exemption from registration pursuant to Section 4(a)(2) under the Securities Act.

Background to Warrant Exercise Agreement

The Company has been considering various options to raise additional capital to allow the Company to continue to execute on its strategic plan.

As previously disclosed, the Company had forecast that its cash resources were sufficient to fund its planned operations well into the first quarter of 2015. The Company currently forecasts that, after giving effect to the receipt of the proceeds from the warrant exercises under the Warrant Exercise Agreements, its cash reserves should be sufficient to fund planned operations until well into the second quarter of 2015. Therefore, unless the Company can materially grow its revenues from commercial operations during such period, the Company will need to raise additional capital to implement its current business plan and maintain the viability of the Company. Such additional financing may not be available on acceptable terms or at all.

Adjustment of Exercise Price of other Warrants.

The Term B warrants, and the related Term A warrants issued in the same underwritten offering in 2013, contain a price-based anti-dilution adjustment mechanism which provides that if we sell shares of our common stock or common stock equivalents at an effective per share price less than the then exercise price of such warrants, that the exercise price of the Term A and Term B warrants will be reset to such lower price. This feature will terminate when the volume-weighted average price of our common stock as reported by our principal trading market exceeds 300% of the then exercise price of the warrant for thirty consecutive trading days and does not apply to certain exempt issuances, including, in certain circumstances, issuances under equity incentive plans, securities issued upon exercise or conversion of existing securities or securities issued in connection with acquisitions or strategic transactions.

As a result of the Warrant Exercise Agreements, the exercise price of the Term B warrants remaining outstanding following the exercises under such agreements and the exercise price of the outstanding Term A warrants, will each be adjusted to $2.00.

Each Term B warrant expires on August 9, 2015 and each Term A warrant expires on August 9, 2018.

The foregoing summary of the terms of the Warrant Exercise Agreements is subject to, and qualified in its entirety by, such document filed herewith as Exhibit 4.1, which is incorporated herein by reference.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the expected closing of the sale and purchase of the Company’s securities described herein and the Company’s receipt of net proceeds therefrom and the future financing needs of the Company. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our limited cash and a history of losses; our need to raise additional capital for our business; the performance and use of our equipment to produce wire in accordance with our timetable; our need to overcome additional technical challenges necessary to develop and commercialize HTS wire; customer demand and acceptance of our HTS wire; limited number of potential customers; and rapidly advancing technology in our target markets. Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s other reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports filed in 2014. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this report. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this report, whether as a result of new information, future events or otherwise.

Item 3.02 Unregistered Sale of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	EXHIBITS

4.1	Form of Warrant Exercise Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Superconductor Technologies Inc.

Date: February 17, 2015	By:	/s/ WILLIAM J. BUCHANAN
William J. Buchanan
Vice President and Chief Financial Officer